Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 29, 2018, by and between Differential Brands Group, Inc., a Delaware corporation (the “Company”), and Jason Rabin (the “Executive”).

WITNESSETH

WHEREAS, Executive possesses experience and expertise concerning the type of business and operations conducted by the Company;

WHEREAS, pursuant to the Purchase and Sale Agreement by and among Global Brands Group Holdings Limited (“Parent”), GBG USA Inc. (“Seller”) and the Company dated as of June 27, 2018 (the “Purchase Agreement”), the Company will acquire various assets of Parent and Seller;

WHEREAS, effective as of the Closing Date (as defined in the Purchase Agreement) the Company desires to employ Executive as the Chief Executive Officer of the Company, and Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Engagement of Executive; Duties.

(a)          During the Term (as hereinafter defined in Section 3 below), Executive shall have the title of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”). The Executive will have such responsibilities, duties, and authority customarily associated with the position of Chief Executive Officer. In connection with his employment by the Company, Executive shall be based in New York City, subject to appropriate business travel.

(b)          The Company shall nominate Executive to serve as a member of the Board at the first annual meeting of the Company’s shareholders after commencement of the Term, and thereafter during the Term at each subsequent annual meeting of the Company’s shareholders at which Executive’s term as a member of the Board would otherwise end.

2.            Time. The Executive will devote substantially all of his working hours to his duties hereunder and towards the overall success of the business of the Company, provided that nothing contained herein shall be deemed to restrict Executive from engaging in personal investment activities for himself and his family, engaging in charitable, religious, civic or community activities, or from serving on the boards of directors of non-profit organizations and, with the consent of the Board (not to be unreasonably withheld), other for-profit companies which do not compete with the Company, provided that such activities do not, individually or in the aggregate, materially interfere with Executive’s duties and responsibilities under this Agreement.

3.            Term. The Executive’s engagement shall commence on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”) and shall continue through December 31, 2021 (the “Term”) unless otherwise terminated as provided herein. At least six (6) months prior to the scheduled expiration of the Term, the parties to this Agreement agree to discuss the terms of any proposed extension of the Term or a new agreement. If the Company does not intend to extend the Term or enter into a new arrangement with Executive, it shall communicate, in writing, to Executive at that time. For the avoidance of doubt, if the Closing Date does not occur, this Agreement shall be null and void.

4.	Compensation.

(a)          Base Salary. During the Term, Executive’s base salary will be at a rate of not less than $1,275,000 per annum (the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect. The Base Salary shall be reviewed at least annually by the Board (and/or the Compensation Committee thereof) and may be increased, but not decreased, in its discretion, in which event any increased Base Salary shall be deemed the Base Salary under this Agreement.

(b)          Annual Bonus. During the Term, Executive shall be entitled to receive the following annual cash bonus payments (the “Annual Bonuses”), commencing with the fiscal year beginning January 1, 2019:

(i)          Base EBITDA Bonus. An annual cash bonus for each fiscal year (the “Base EBITDA Bonus”) based upon the adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) target set forth in the Board-approved budget for the year developed in consultation with Executive (the “EBITDA Target”). The parties shall use commercially reasonable efforts to define such targets prior to the start of the applicable fiscal year. The target Base EBITDA Bonus shall be one hundred fifty percent (150%) of the Base Salary (the “Target EBITDA Bonus”). If actual EBITDA achievement for the fiscal year is below 95% of the EBITDA Target, no Base EBITDA Bonus will be payable; if it is at least 95% of target EBITDA, then 25% of the Target EBITDA Bonus will be payable; if it is at least 100% of the EBITDA Target, then 100% of the Target EBITDA Bonus will be payable; and if actual EBITDA achievement is between 95% and 100% of the EBITDA Target, then the amount of the Base EBITDA Bonus will be determined by linear interpolation (e.g., if actual EBITDA achievement is 97.5% of the EBITDA Target, then 62.5% of the Target EBITDA Bonus will be payable). In the event of any acquisition, sale or other disposition of assets or any similar corporate transaction, the Board shall, acting reasonably and good faith, adjust the EBITDA Target for purposes of this Section 4(b)(i) and Section 4(b)(ii) for such fiscal year. The Base EBITDA Bonus for a fiscal year, if earned, shall be due and payable by the Company to Executive in the year following the year for which such Base EBITDA Bonus was earned (and in all events no later than March 15 of such next-following year).

2

(ii)         Additional EBITDA Bonus. If actual EBITDA exceeds the EBITDA Target for a fiscal year, in addition to the Base EBITDA Bonus, Executive shall be entitled to receive an additional cash bonus (the “Additional EBITDA Bonus”) as follows: (A) 25% of the Target EBITDA Bonus at 105% achievement of the Target EBITDA; (B) 50% of the Target EBITDA Bonus at 110% achievement of the Target EBITDA; (C) 75% of the Target EBITDA Bonus at 115% achievement of the Target EBITDA; and (D) 100% of the Target EBITDA Bonus at 120% or greater achievement of the Target EBITDA. Linear interpolation shall be used to determine the amount of the Additional EBITDA for achievement of actual EBITDA between 100% and 105% of Target EBITDA, 105% and 110% of Target EBITDA, 110% and 115% of Target EBITDA, and 115% and 120% of Target EBITDA. The Additional EBITDA Bonus for a fiscal year, if earned, shall be due and payable by the Company to Executive in the year following the year for which such Additional EBITDA Bonus was earned (and in all events no later than March 15 of such next-following year).

(iii)        Additional Leverage-Based Bonus. In addition, Executive will be entitled to receive an additional cash bonus (the “Additional Leverage-Based Bonus”) of up to $4,000,000 in the aggregate if the Company’s Leverage Ratio is as follows as of December 31, 2019, 2020 or 2021: (i) $750,000 if the Leverage Ratio is more than 5.0 but no more than 5.5; (ii) $750,000 if the Leverage Ratio is more than 4.0 but no more than 5.0; (iii) an additional $1,000,000 if the Leverage Ratio is more than 3.5 but no more than 4.0; and (iv) an additional $1,500,000 of the Leverage Ratio is less than 3.5. For the avoidance of doubt, only one Leverage-Based Bonus is payable for each level, even if achieved for multiple fiscal years. For example, (A) if the Leverage Ratio were in the range between 5.0 and 5.5 as of December 31, 2019, a $750,000 Additional Leverage-Based Bonus would be payable for that year, but additional Leverage-Based Bonuses would be payable only if the Leverage Ratio were in the 4.0 to 5.0 range or 3.5 to 4.0 range or 3.5 or below as of the end of a subsequent fiscal year, and (B) if the Leverage Ratio were above 5.5 for the fiscal year ending December 31, 2019 but were below 3.5 for the fiscal year ending December 31, 2020, then the Additional Leverage-Based Bonus for the fiscal year ending December 31, 2020 would be $4,000,000. The Additional Leverage-Based Bonus for a fiscal year, if earned, shall be due and payable by the Company to Executive in the year following the year for which such Additional Leverage-Based Bonus was earned (and in all events no later than March 15 of such next-following year). For purposes hereof, “Leverage Ratio” means the quotient of (x) the Company’s consolidated debt as of the applicable December 31 (calculated net of unrestricted cash) divided by (y) the Company’s EBITDA for the fiscal year in which such December 31 occurs, determined in each case in a manner consistent with the Company’s second lien credit agreement, as in effect from time-to-time.

(c)           Equity Awards. Effective as of the Effective Date, Executive shall be granted restricted stock units and performance stock units (collectively, the “Inducement RSUs”) as provided below:

3

(i)          Executive shall be granted 4,100,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock, $0.10 par value (“Common Stock”) pursuant to an award agreement between Executive and the Company that is substantially identical to the form of restricted stock unit agreement under the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”); provided that the RSUs may be structured as an “inducement” award not granted pursuant to the 2016 Plan, but otherwise subject to the same terms and conditions thereof. The RSUs shall vest as follows: 30% of the RSUs shall vest on December 31, 2019; 30% of the RSUs shall vest on December 31, 2020; and 40% of the RSUs shall vest on December 31, 2021, subject in each case to Executive’s continued employment through the applicable vesting date except as otherwise specifically provided herein and therein. Any vested RSUs shall be settled through the issuance of Common Stock promptly following the applicable vesting date.

(ii)         Executive shall be granted 500,000 performance stock units (the “PSUs”) with respect to Common Stock pursuant to an award agreement between Executive and the Company. The PSUs may be structured as an “inducement” award not granted pursuant to the 2016 Plan, but otherwise subject to the same terms and conditions thereof. The PSUs shall vest as follows: 33.33% of the PSUs shall vest on each of December 31, 2019, 2020 and 2021, provided that the performance metrics as set forth on Annex 1 are met for such fiscal year and subject in each case to Executive’s continued employment through the applicable vesting date except as otherwise specifically provided herein and therein. Any vested PSUs shall be settled through the issuance of Common Stock promptly following the applicable vesting date.

(d)          Purchase of Stock by Executive. On the Effective Date, Executive shall purchase from the Company 3,125,000 shares of Common Stock at a price of $8 per share (total investment of $25 million). Such purchased Common Stock shall be fully vested at all times.

(e)           Benefits. Executive shall receive the employee and fringe benefits generally made available to other senior executive officers of the Company from time to time, including defined contribution retirement plan, health, vision, dental and disability coverage. The Company shall provide Executive with two full-time executive assistants. In addition, for each year during the Term (prorated for 2018), Executive shall be entitled to use of a Company car (or a car or driver service), a clothing allowance, reimbursement for fees and expenses for tax and financial planning, legal and accounting, and reimbursement of membership fees and dues up to $200,000, in the aggregate.

(f)           Reimbursement of Expenses. The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policy, or, if such expenses are paid directly by Executive, the Company shall promptly reimburse Executive for such payments in accordance with the Company’s policy, provided that Executive properly accounts for such expenses in accordance with the Company’s policy. In addition, the Company (i) shall reimburse Executive for his legal fees incurred in connection with the negotiation and drafting of this Agreement, subject to a maximum reimbursement of $95,000, and (ii) shall directly pay Executive’s accountant for fees incurred in connection with his assistance to Executive on compensation-related matters under this Agreement and the agreements entered into in connection herewith, subject to a maximum payment of $15,000.

(g)           Vacation. Executive shall be entitled to paid vacation from time to time, provided that such vacations do not interfere with the performance of Executive’s duties hereunder.

4

5.	Termination of Employment.

(a)           General. The Executive’s employment under this Agreement may be terminated prior to the expiration of the Term without any breach of this Agreement only on the following circumstances:

(b)          Death. The Executive’s employment under this Agreement shall terminate upon his death.

(c)          Disability. If Executive suffers a Disability (as defined below in this sub-section (2)), the Company may terminate Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean Executive’s inability to perform his duties and responsibilities hereunder, as determined in good faith by a physician selected jointly by the Company and Executive (or if Executive is incapacitated,, his legal representative) with reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(d)          Good Reason. The Executive may terminate his employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i)          the failure by the Company to timely comply with its obligations and agreements contained in this Agreement;

(ii)         a material diminution of the authorities, duties or responsibilities of Executive set forth in Section 1 above;

(iii)        a reduction in the Base Salary or the target Annual Bonus opportunity;

(iv)        the involuntary re-location of Executive to an office outside of New York City;

(v)         a reduction of Executive’s title or the failure of the Company to nominate Executive to serve as a member of the Board during the Term; or

(vi)        any change in Executive’s reporting structure such that he is no longer reporting directly to the Board.

provided, however, that, within ninety (90) days of any such events having occurred (or, if later, Executive’s knowledge thereof), Executive shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure and if the Company does not cure to Executive’s reasonable satisfaction then Executive terminates his employment within thirty (30) days following the expiration of such cure period.

5

(e)          Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by Executive to the Company at least thirty (30) days prior to the effective date of such termination.

(f)           Cause. The Company may terminate Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)          embezzlement, theft, or misappropriation, or attempted embezzlement, theft, or misappropriation by Executive of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates;

(ii)         any material breach by Executive of Executive’s restrictive covenants hereunder;

(iii)        any material breach by Executive of any other material provision of this Agreement;

(iv)        failure or refusal by Executive to perform any lawful directive of the Board or the duties of his employment hereunder;

(v)         Executive’s conviction of, or entry by Executive of a guilty or no contest plea to (1) a felony or (2) any misdemeanor involving moral turpitude (or their equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty or misrepresentation;

(vi)        any willful violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates which has a materially adverse effect on the business or reputation of the Company;

(vii)       failure to materially comply with any legal or compliance policies or code of ethics, code of business conduct or conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates;

(viii)      Executive’s breach of his fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates; or

(ix)         gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates that the Board, acting in good faith, has a reasonable belief that such act or failure to act is materially injurious to the Company;

6

provided, that, for the purposes of this definition of Cause, no act or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally); provided further, that none of the events described in clause (ii), (iii), (iv), (vii) , (viii) or (ix) shall constitute Cause unless, if such event is reasonably subject to cure, (A) the Company first delivers a written notice to Executive stating the basis for Cause and the applicable event(s) giving rise to cause and (B) Executive fails to cure or correct such event(s) within thirty (30) days of receipt of such notice.

(g)          Without Cause. The Company may terminate Executive’s employment under this Agreement without Cause upon written notice by the Company to Executive at least thirty (30) days prior to the effective date of such termination.

(h)           Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(i)           Date of Termination. The “Date of Termination” shall mean (a) if Executive’s employment is terminated by his death, the date of his death, (b) if Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if Executive’s employment is terminated pursuant to subsections 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if Executive’s employment is terminated pursuant to subsection 5(e) or (g) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, and (e) if Executive is terminated upon expiration of the Term, the date of the expiration of the Term.

(j)           Compensation Upon Termination.

(i)          Termination for Cause, without Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, Executive shall receive from the Company: (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(f) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”). In addition, any portion of any outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination, unless otherwise provided in the underlying award agreements or plans.

7

(ii)          Termination without Cause or for Good Reason. If prior to the expiration of the Term, Executive resigns from his employment hereunder for Good Reason or the Company terminates Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Company shall pay or provide Executive the Amounts and Benefits and the following:

(1)           an amount equal to two (2) times Executive’s Base Salary, which shall be payable in ratable installments pursuant to the Company’s standard payroll procedures for twenty-four (24) months;

(2)           any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to Executive on the date that is thirty (30) days following the Date of Termination or the date such bonus would be paid if Executive had remained an employee of the Company, if later;

(3)           a pro-rata portion of the Base EBITDA Bonus and Additional EBITDA Bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonuses which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365) (“Pro Rata Bonus”). The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated;

(4)           a Leverage Based Bonus based on actual achievement as of December 31st of the year of termination of employment (collectively the “Termination Leverage Based Bonus”). Such Leverage Based Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated;

(5)           subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the full cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earlier of (a) when Executive becomes eligible for coverage under another employer’s health plan, or (b) twenty-four (24) months following the Date of Termination, (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”);

(6)           any unvested portion of the RSUs shall accelerate and become fully vested on the Date of Termination and the shares covered by the RSUs shall be distributed to Executive on the date that is thirty (30) days following the Date of Termination (subject to any securities law restrictions); and

8

(7)           and unvested portion of the PSUs with respect to periods not yet ending before the Date of Termination shall become fully vested on the Date of Termination and the shares covered by such PSUs shall be distributed to Executive on the date that is thirty (30) days following the Date of Termination (subject to any securities law restrictions) (i.e., if the Date of Termination were prior to December 31, 2019, 500,000 PSUs would so vest; if the Date of Termination were on or after December 31, 2019 and before December 31, 2020, 333,333 PSUs would so vest; and if the Date of Termination were after December 31, 2020 and before December 31, 2021, 166,667 PSUs would so vest).

(iii)          Termination upon Death. In the event of Executive’s death, the Company shall pay or provide to Executive’s estate: (1) the Amounts and Benefits, (2) the Prior Year Bonus, (3) the Pro Rata Bonus, (4) the Termination Leverage Based Bonus and (5) vesting of any RSUs that would have vested within one (1) year from the Date of Termination. Any such bonuses shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated.

(iv)          Termination upon Disability. In the event the Company terminates Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to Executive: (1) the Amounts and Benefits, (2) the Prior Year Bonus, (3) the Pro Rata Bonus, (4) the Termination Leverage Based Bonus and (5) vesting of any RSUs that would have vested within one (1) year from the Date of Termination. Any such bonuses shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated.

(v)           Payments of Compensation Upon Termination. For the avoidance of doubt, in the event Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(a), (b), (c) or (d) above, he shall be entitled to no payments or benefits under any other of such sub-sections.

(vi)          Release of Claims. Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii) (other than the Amounts and Benefits), Executive’s entitlement to payment of any amount following termination of employment is expressly conditioned upon his executing and delivering a general release and covenant not to sue in favor of the Company and its subsidiaries and their respective affiliates in substantially the form attached here to as Exhibit A (the “Release”), before the date that is forty-five (45) days following the Date of Termination, and not subsequently revoking such general release.

(vii)         No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after Executive’s date of termination (other than as provided in Section 5(j)(ii)(4)).

9

(viii)        Expiration of the Term; Non-Renewal. If Executive’s employment terminates for any reason upon the end of the Term, the Company shall pay Executive the earned Annual Bonus for the fiscal year ending December 31, 2021. In addition, if the Company has not offered to extend this Agreement or offered the Executive an employment agreement on equal or greater aggregate financial terms, then, in addition to the Amounts and Benefits, the Company shall pay the Executive an amount equal to twelve (12) months of his Base Salary, which shall be payable in full in a lump sum cash payment to be made to the Executive on the date that is thirty (30) days following the Date of Termination, subject to Section 5(j)(vi).

(k)           Effect of Termination. Upon Executive’s termination of employment for any reason, he shall be deemed to have immediately resigned from all positions with the Company and its subsidiaries (including, without limitation, as a member of the Board).

6.	Confidentiality.

(a)           The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure. Therefore, Executive agrees that, except as (a) required by law or regulation or as legally compelled by court order (provided that in such case, Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order) or (b) required in order to enforce his rights under this Agreement or any other agreement with the Company and/or its affiliates, during the Term and at all times thereafter, Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, other than in in the course of Executive’s proper performance of his duties under this Agreement. Confidential Information shall not include any information that is or becomes (a) generally known to the industry or the public or is publicly available other than as a result of Executive’s breach of this Agreement, (b) is already in Executive’s possession (unless obtained from the Company or a predecessor) or (c) legitimately available to Executive by a third party without breach of any confidentiality obligation. Further, Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any contact information, generalized ideas, concepts, know-how, methods, techniques or skills, including, without limitation, those gained or learned during the course of the performance of his duties and responsibilities hereunder, so long as he applies such information without disclosure or use of any Confidential Information. Nothing in this Section 6(a) is intended to limit or affect Executive’s right to respond to a subpoena or an inquiry by a government or self-regulatory agency or to exercise Executive’s rights under the Defend Trade Secrets Act.

10

(b)           The Company and its subsidiaries and affiliates do not wish to incorporate any unlicensed or unauthorized material into their products or services. Therefore, Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material. Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

7.	Covenants.

(a)           Noncompete. During the term of Executive’s employment with the Company and for the Restricted Period (as defined in the last sentence of this Section 7(a)) following termination of such employment, Executive agrees that he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the premium apparel business conducted by the Company or its direct or indirect subsidiaries or any material business activities of which Executive was aware that the Company or its direct or indirect subsidiaries had plans to conduct during the time of Executive’s employment or at the time of his Date of Termination. Notwithstanding the foregoing, Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company or his ownership interest in Game 71 shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates. For purposes of this Section 7, the “Restricted Period” shall mean a period of twelve (12) months following the Date of Termination; provided that if Executive is paid severance benefits pursuant to Section 5(j)(ii)(1) or Section 5(j)(viii), the Restricted Period shall be the period with respect to which Base Salary-related payments are made thereunder; provided, further, that Executive may, at any time, waive his right to receive all or part of such Base Salary-related severance payments (but, if such termination if prior to the end of the Term and not on account of the expiration of the Term, not less than 6 months of such Base Salary-related severance payments) and the Restricted Period shall be reduced by one month (or part thereof) for each month (or part thereof) of Base Salary-related severance payments so waived (but in no event shall the Restricted Period be so reduced to less than 6 months); provided further that if Executive’s termination of employment is on or following the end of the Term and Executive is not receiving any Base Salary related severance payments, the provisions of this Section 7(a) shall not apply.

1 NTD: KL to advise if any other entities need to be added to list.

11

(b)           Nonsolicitation of Employees. The Executive shall not, while he is employed by the Company and for twelve (12) months thereafter (or such longer period Executive actually receives severance benefits pursuant to Section 5(j)(ii)(1), directly or indirectly, (1) recruit, solicit for employment or otherwise contract for the services of, any individual who is, or within three (3) months prior to the date of determination (or, if following Executive’s termination of employment with the Company, within three (3) months before such termination) was, an employee of the Company or any of its subsidiaries or affiliates; (2) otherwise induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such individual’s employment with the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or any such subsidiary or affiliate and any such employee.

(c)           Company IP; Work Product.

(i)            “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (1) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (2) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (5) Confidential Information; and (6) intellectual property and proprietary information not otherwise listed in (1) through (6) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (7) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

12

(ii)           Work Product. The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by Executive (either solely or jointly with others) directly relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment during the Term (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “Company IP”). The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable. All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company. To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law. Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment. Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP. Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Term), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company IP. Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised. The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

(d)           Company Property. All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company (or destroyed), and not retained by Executive (including, without limitation, any copies thereof), promptly upon termination of Executive’s employment hereunder. Upon termination of Executive’s employment hereunder, Executive shall have no rights to and shall make no further use of any Company IP, including Work Product. Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Nothing in this Section 7 shall require Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided, however, that Executive shall identify each such device or item to the Company prior to termination of employment and afford the Company a reasonable opportunity to remove from all such devices or items any confidential or proprietary information of the Company stored or programmed thereon.

13

(e)           Non-disparagement. During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective officers, directors, products and services or the Company’s largest shareholder. In addition, the Company shall instruct its directors, officers and largest shareholder not to, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize Executive. Nothing contained in this Section 7(e) shall preclude Executive or the Company (or its directors or officers) from enforcing their respective rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry. In addition, notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

(f)            Enforcement. Executive and the Company acknowledge that a breach of the covenants and agreements contained in Sections 6 and 7 would cause irreparable damage to the other party, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive and the Company (and its subsidiaries and affiliates) agree that if either breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, Executive, the Company and its subsidiaries and affiliates, as applicable, shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. Executive acknowledges and agrees that the restrictions and covenants contained in Sections 6 and 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement. The existence of any claim or cause of action by Executive against the Company or any of its subsidiaries and affiliates, whether predicated upon this Agreement or otherwise, shall not excuse Executive’s breach of any covenant, agreement or obligation contained in Section 6 or Section 7 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenant, agreement or obligation.

14

8.            Indemnification. While Executive is employed by the Company and for so long as there exists potential for liability thereafter, the Company shall (i) represent, indemnify and hold Executive harmless from and against any claim, demand, obligation, losses, costs, expenses (including reasonable attorney’s fees), judgments, actions, suit, proceedings, investigations, settlements and damages arising from or relating to services rendered by Executive for the Company or his relationship with the Company, to the fullest extent permitted by law (regardless of whether as an employee, officer, or member of the board or in any other capacity on behalf of the Company and/or any of its subsidiaries or affiliates) and (ii) shall advance payment of reasonable costs and expenses incurred by Executive in defense of any of the foregoing (provided Executive shall repay such expenses in the event it is ultimately determined by a court of final jurisdiction, that Executive is not entitled to such indemnification) provided, however, that the Company shall not advance any payment pursuant to clause (ii) in connection with any cause of action by Executive or the Company relating to the enforcement of Section 7(a)-(d), any dispute with respect to whether a termination is under Section 5(d) or Section 5(f) or a dispute as to Executive’s claimed breach of Section 7(e). If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof. In addition, the Company shall maintain directors’ and officers’ liability insurance coverage that covers Executive during Executive’s employment and for at least six years following Executive’s termination of employment. The Company shall be entitled to assume the defense of any such proceeding, and Executive shall cooperate with such defense. The rights provided under this provision are in addition to any other rights to which Executive may be entitled under any of the organizational documents of the Company or any of its subsidiaries or affiliates.

9.            Section 409A of the Code.

(a)           It is intended that the provisions of this Agreement are either exempt from or comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

15

(b)           To the extent necessary to avoid additional taxes under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s Separation from Service, the Company determines that Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of Executive’s death (the “Delay Period”). Within five days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(d)           Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

10.	Miscellaneous.

(a)           This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws. Subject to Section 10(b), the Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or Executive, as the case may be, in any such court.

(b)           Except for injunctive or other equitable relief or as otherwise provided in this Agreement, any and all legal proceedings arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be resolved by binding arbitration in New York, New York, before an arbitrator independent of the parties and selected in accordance with, and the arbitration shall be administered by JAMS pursuant to, JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures; provided, however, that any arbitrator designated pursuant to this Section 10(b) shall be a lawyer experienced in commercial and business affairs.

16

(c)           Executive may not delegate his duties or assign his rights hereunder. The Company may assign its rights and obligations under this Agreement in connection with a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee expressly assumes the liabilities, obligations and duties of the Company under this Agreement. In the event of any such assignment, the term “Company” shall include the Company’s successor or assign. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns.

(d)           The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision. This Agreement reflects the entire understanding between the parties.

(e)           This Agreement represents the entire understanding of Executive and the Company with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment. For the avoidance of doubt, this Agreement supersedes any agreement between Executive and Parent or Seller with respect to the terms and conditions of Executive’s employment. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(f)            This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(g)           All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

11.          Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Differential Brands Group, Inc.
c/o Tengram Capital Partners, L.P.
602 West 26th Street
New York, NY 10001

17

Attention: Andrew R. Tarshis

To Executive:

Jason Rabin, at the address on file with the Company

[signature pages follow]

18

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of October 29, 2018.

DIFFERENTIAL BRANDS GROUP, INC.			EXECUTIVE

By:	/s/ Lori Nembirkow		/s/ Jason Rabin
	Name:	Lori Nembirkow	Jason Rabin
	Title:	Secretary

19

EXHIBIT A

EXECUTIVE RELEASE AND COVENANT NOT TO SUE

Except as otherwise provided herein, in consideration of the severance payments and benefits I am eligible to receive pursuant to Section [5(j)(ii)/5(j)(viii)] of the employment agreement between Differential Brands Group, Inc., a Delaware corporation (the “Company”), and me, dated October 29, 2018 (the “Employment Agreement”), I, Jason Rabin, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company, and all of their respective past and present subsidiaries, affiliates, predecessors, successors and assigns (“Company Entities”) and, with respect to each and all of the Company Entities, all of their respective directors, officers, employees, agents, each individually and in their representative capacities (“Company Entity Officials”) (Company Entities and Company Entity Officials collectively referred to herein as “Released Parties”) from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which I had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this Separation and General Release Agreement (the “Claims”), including but not limited to Claims arising out of or in any way relating to: (i) my employment with any and all of the Company Entities, including the termination of that employment; (ii) any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of my employment; and/or (iii) any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; New York State and New York City Human Rights Laws; New York State Labor Law; New York State Worker Adjustment and Retraining Notification Act; and any other law, ordinance or regulation regarding discrimination or harassment or terms or conditions of employment; provided, however, that notwithstanding the foregoing, my release of claims against Company Entity Officials shall be limited to Claims relating to my employment with the Company and with respect to Company Entity Officials the definition of the term “Claims” shall not include Claims that do not relate to my employment with the Company.

I agree that I have entered into this Release as a compromise and in full and final settlement of all Claims, if any, that I have or may have against any and all of the Released Parties up to and including the date that I sign this Release (except as otherwise expressly set forth below). I also agree that, although I may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which I now knows or believe to be true, I intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this Agreement (except as otherwise expressly set forth below).

20

However, notwithstanding the foregoing, I am not releasing, and for the avoidance of doubt Claims do not include, my rights, if any, (i) to representation and indemnification by the Company or any of its affiliates, to the maximum extent permitted by law, for all claims or proceedings, or threatened claims or proceedings, arising out of or relating to my service as an officer, director or employee, as the case may be, of the Company or any of its subsidiaries, (ii) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of my employment with the Company or any of its subsidiaries in accordance with Section 4(f) of my Employment Agreement, (iii) under any employee pension or welfare plan or program in which I participate or participated, (iv) to receive payments, severance and benefits under the Employment Agreement, (v) to be represented and indemnified pursuant to Section 8 of the Employment Agreement or pursuant to other agreements to which I may be entitled to indemnification, (vi) to my right to elect health continuation coverage under “COBRA” (or its state-law equivalent) and (vii) to any equity awards I have received prior to the date of termination of my employment, including any Inducement RSUs. Furthermore, I am not releasing any rights or claims that may arise after the date on which I sign this Release or that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation).

I represent that I have not assigned or transferred my rights with respect to any Claims covered by this Release and that I have not filed, directly or indirectly any legal proceeding against the Released Parties regarding any such Claims. If I commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) regarding Claims covered by this Release, I acknowledge and agree that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, I and my heirs, successors and assigns will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

In addition, I acknowledge and agree that I am and will continue to be bound by the terms and conditions set forth in the Employment Agreement (including the restrictive covenants) (the “Continuing Obligations”), all of which continue to remain in full force and effect for the periods set forth therein notwithstanding the termination of my employment and are hereby incorporated herein by reference.

In further consideration of the payment and/or benefits I am eligible to receive pursuant to the Employment Agreement, I agree to reasonably cooperate with the Company Entities, their legal counsel and designees regarding any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which I was involved or had knowledge or which occurred during my employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse me for my reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by me in connection with such cooperation (it being understood that if any such expenses are expected to exceed $5,000, I shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse me for such expenses or advise me not to provide such cooperation necessitating the incurrence of such expenses). In addition, in the event such cooperation is provided during a period that I am not receiving payments pursuant to Section 5(j)(ii)(1) of the Employment Agreement, I shall be entitled to be compensated at an hourly rate equal to my final Base Salary (as such term is defined in the Employment Agreement) divided by 2,080.

21

I acknowledge and agree that:

1. The payment and/or benefits I am receiving under the Employment Agreement constitute consideration over and above any payments and/or benefits that I might be entitled to receive without executing this Release.

2. The Company advised me to consult with an attorney prior to executing this Release.

3. I was given a period of at least 21 days within which to consider this Release and that I must sign and return this Release no later than __________, 201_.

4. The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

5. I warrant and represent that my decision to accept this Release was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of this Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration, if any, received from the Company Entities pursuant to the Employment Agreement and which consideration was expressly subject to my signing this Release.

Upon its effectiveness, this Release, the Employment Agreement and the Continuing Obligations, together with any applicable equity award agreements and equity plans, contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. Once executed by me, subject to my right of revocation described above, this Release may be modified only in a document signed by me and the Company and referring specifically hereto, and no handwritten changes to this Release will be binding unless initialed by me and the Company. If any portion of this Release is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Release in full force and effect.

22

This Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) me and my heirs, successors and assigns. This Release is not an admission of liability or wrongdoing by me or any of the Released Parties, and such wrongdoing or liability is expressly denied.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release and that I am signing it voluntarily.

IN WITNESS WHEREOF, the parties hereto have entered into this Release as of _________, 20__.

Jason Rabin

23